WHITE MOUNTAIN TITANIUM CORPORATION

2015 STOCK INCENTIVE PLAN

THE 2015 STOCK INCENTIVE PLAN (the “Plan”) of White Mountain Titanium Corporation, a Nevada corporation, is hereby adopted by its Board of Directors as of June 12, 2015 (the “Effective Date”).

ARTICLE 1.
PURPOSES OF THE PLAN

Section 1.01      Purposes. The purposes of the Plan are (a) to enhance the Company’s ability to attract and retain the services of qualified employees, officers, directors, consultants, and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

ARTICLE 2.
DEFINITIONS

For purposes of this Plan, terms not otherwise defined herein shall have the meanings indicated below:

Section 2.01      Administrator. “Administrator” means the Board or, if the Board delegates responsibility for any matter to the Committee, the term Administrator shall mean the Committee.

Section 2.02      Affiliated Company. “Affiliated Company” means:

a)      with respect to Incentive Options, any “parent corporation” or “subsidiary corporation” of the Company, whether now existing or hereafter created or acquired, as those terms are defined in Sections 424(e) and 424(f) of the Code, respectively; and

 b)      with respect to Nonqualified Options, Restricted Stock Units, Stock Appreciation Rights, and Restricted Stock Grants any entity described in paragraph (a) of this Section 2.02 above, plus any other corporation, limited liability company (“LLC”), partnership or joint venture, whether now existing or hereafter created or acquired, with respect to which the Company beneficially owns more than fifty percent (50%) of: (1) the total combined voting power of all outstanding voting securities, or (2) the capital or profits interests of an LLC, partnership or joint venture.

Section 2.03      Base Price. “Base Price” means the price per share of Common Stock for purposes of computing the amount payable to a Participant who holds a Stock Appreciation Right upon exercise thereof.

Section 2.04      Board. “Board” means the Board of Directors of the Company.

Section 2.05      Change in Control. Except as set forth below, “Change in Control” means:

a)      The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

b)      A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding the Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;

c)      A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger; or

d)      The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s).

e)      In addition, a Change in Control will be deemed to have occurred if, at any time during any period of twelve (12) consecutive months during the term of any Option, as stated in the Option Exercise Documents, Restricted Stock Award Agreement, Restricted Stock Unit Agreement or Stock Appreciation Right Agreement under this Plan, individuals who at the beginning of such period constituted the entire Board do not for any reason constitute a majority of the Board, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period (but not including any new director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code.

Section 2.06      Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Section 2.07      Committee. “Committee” means a committee of two or more members of the Board appointed to administer the Plan, as set forth in Section 9.01.

Section 2.08      Common Stock. “Common Stock” means the Common Stock of the Company, subject to adjustment pursuant to Section 4.02.

Section 2.09      Company. “Company” means White Mountain Titanium Corporation, a Nevada corporation, or any entity that is a successor to the Company. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations.

Section 2.10      Disability. “Disability” means permanent and total disability as defined in Section 22(e)(3) of the Code. The Administrator’s determination of a Disability or the absence thereof shall be conclusive and binding on all interested parties.

Section 2.11      Effective Date. “Effective Date” means the date on which the Plan was originally adopted by the Board, as set forth on the first page hereof.

Section 2.12      Exchange Act. “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

Section 2.13      Exercise Price. “Exercise Price” means the purchase price per share of Common Stock payable by the Optionee to the Company upon exercise of an Option.

Section 2.14      Fair Market Value. “Fair Market Value” on any given date means the value of one share of Common Stock, determined as follows: (i) the last sale before or the first sale after the grant date; (ii) the closing price on the trading day before or on the grant date; (iii) the arithmetic mean (average) of the high and low prices on the trading day before or the trading day of the grant; (iv) an average of the stock price (determined either based on the arithmetic mean or the average of such selling price, weighted based on the volume of trading on each trading day during the period) over a fixed period occurring within 30 days before or after the grant; or (v) any other reasonable valuation method using actual transactions. If there is no public trading market for the Common Stock, the Administrator may determine the fair market value in good faith using any reasonable method of evaluation in a manner consistent with the valuation principles under Section 409A of the Code, which determination shall be conclusive and binding on all interested parties.

Section 2.15      FINRA Dealer. “FINRA Dealer” means a broker-dealer that is a member of the Financial Industry Regulatory Authority.

Section 2.16      Grant Form. “Grant Form” means the Grant of Stock Option form signed by both parties with respect to either an Incentive Option or a Nonqualified Option, the form of which is set forth in Attachment 1 to this Plan.

Section 2.17      Incentive Option. “Incentive Option” means any Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

Section 2.18      Nonqualified Option. “Nonqualified Option” means any Option that is not an Incentive Option. To the extent that any Option designated as an Incentive Option fails in whole or in part to qualify as an Incentive Option, including, without limitation, for failure to meet the limitations applicable to a 10% Stockholder or because it exceeds the annual limit provided for in Section 5.07 below, it shall to that extent constitute a Nonqualified Option.

Section 2.19      Option. “Option” means any option to purchase Common Stock granted pursuant to this Plan.

Section 2.20      Option Exercise Documents. “Option Exercise Documents” means and includes the Option Exercise Form, the Grant Form, the forms of which are set forth in Attachments 2 to this Plan, and any other agreements the Optionee is required to enter into to exercise options.

Section 2.21      Option Exercise Form. “Option Exercise Form” means the form identified as Exhibit A to the Grant Form.

Section 2.22      Optionee. “Optionee” means any Participant who holds an Option.

Section 2.23      Participant. “Participant” means an individual or entity that holds Options, Restricted Stock Units, Stock Appreciation Rights, or Restricted Stock Awards under this Plan.

Section 2.24      Performance Criteria. “Performance Criteria” means one or more of the following as established by the Administrator, which may be stated as a target percentage or dollar amount, a percentage increase over a base period percentage or dollar amount or the occurrence of a specific event or events:

a)      Revenue;

b)      Gross profit;

c)      Operating income;

d)      Pre-tax income;

e)      Earnings before interest, taxes, depreciation and amortization (“EBITDA”);

f)      Earnings per common share on a fully diluted basis (“EPS”);

g)      Consolidated net income of the Company divided by the average consolidated common stockholders’ equity (“ROE”);

h)      Cash and cash equivalents derived from either

(i)      net cash flow from operations, or (ii) net cash flow from operations, financings and investing activities (“Cash Flow”); i) Adjusted operating cash flow return on income;

j)      Cost containment or reduction;

k)      The percentage increase in the market price of the Company’s common stock over a stated period; and

l)      Individual business objectives.

Section 2.25      Restricted Stock Award. “Restricted Stock Award” means shares issued pursuant to the Restricted Stock Award Program in Article 8.

Section 2.26      Restricted Stock Award Agreement. “Restricted Stock Award Agreement” means the written agreement entered into between the Company and a Participant evidencing the grant of Restricted Stock Awards under the Plan, the form of which is set forth in Attachment 3 to this Plan.

Section 2.27      Restricted Stock Award Program. “Restricted Stock Award Program” means the program to issue restricted shares pursuant to Article 8.

Section 2.28      Restricted Stock Unit. “Restricted Stock Unit” means a right to receive an amount equal to the Fair Market Value of one share of Common Stock, issued pursuant to Article 6, subject to any restrictions and conditions as are established pursuant to Article 6.

Section 2.29      Restricted Stock Unit Agreement. “Restricted Stock Unit Agreement” means the written agreement entered into between the Company and a Participant evidencing the grant of Restricted Stock Units under the Plan, the form of which is set forth in Attachment 4 to this Plan.

Section 2.30      Service. “Service” means the provision of services to the Company or any Affiliated Company by a person in the capacity of an employee, a non-employee member of the board of directors, officer, or a Service Provider, except to the extent otherwise specifically provided in the documents evidencing the grant of an award under this Plan.

Section 2.31      Service Provider. “Service Provider” means a consultant or other person or entity the Administrator authorizes to become a Participant in the Plan and who provides services to (i) the Company, (ii) an Affiliated Company, or (iii) any other business venture designated by the Administrator in which the Company or an Affiliated Company has a significant ownership interest.

Section 2.32      Stock Appreciation Right. “Stock Appreciation Right” means a right issued pursuant to Article 7, subject to any restrictions and conditions as are established pursuant to Article 7 that is designated as a Stock Appreciation Right.

Section 2.33      Stock Appreciation Right Agreement. “Stock Appreciation Right Agreement” means the written agreement entered into between the Company and a Participant evidencing the grant of Stock Appreciation Rights under the Plan, the form of which is set forth in Attachment 6 to this Plan.

Section 2.34      10% Stockholder. “10% Stockholder” means a person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of an Affiliated Company.

ARTICLE 3.
ELIGIBILITY

Section 3.01      Incentive Options. Only employees of the Company or of an Affiliated Company (including members of the Board if they are employees of the Company or of an Affiliated Company) are eligible to receive Incentive Options under the Plan.

Section 3.02      Nonqualified Options; Restricted Stock Units and Stock Appreciation Rights. Employees and officers of the Company or of an Affiliated Company, members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options, Restricted Stock Units, and Stock Appreciation Rights under the Plan.

Section 3.03      Section 162(m) Limitation. Subject to adjustment as to the number and kind of shares pursuant to Section 4.02, in no event shall any Participant be granted in any one calendar year any award that does not qualify as “performance-based compensation” under Section 162(m) of the Code. In granting awards which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the award under Section 162(m) of the Code (e.g., in determining the Performance Criteria), provided that no action by the Company or the Administrator shall be deemed to be a promise that any such award will be “performance-based compensation” under such section.

ARTICLE 4.
PLAN SHARES

Section 4.01      Shares Subject to the Plan. The number of shares of Common Stock that may be issued under this Plan shall be 4,641,040, subject to adjustment as to the number and kind of shares pursuant to Section 4.02. For purposes of this limitation, in the event that (a) all or any portion of any Options or Stock Appreciation Rights granted under the Plan can no longer under any circumstances be exercised, (b) any shares of Common Stock are reacquired by the Company pursuant to the Option Exercise Documents, or (c) all or any portion of any Restricted Stock Units or Restricted Stock Awards granted under the Plan are forfeited or can no longer under any circumstances vest, the shares of Common Stock allocable to or covered by the unexercised or unvested portion of such Options, Stock Appreciation Rights, Restricted Stock Units, or Restricted Stock Awards, or the shares of Common Stock so reacquired shall again be available for grant or issuance under the Plan. The following shares of Common Stock may not again be made available for issuance as awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of outstanding Stock Appreciation Rights or Options, (ii) shares of Common Stock used to pay the Exercise Price related to outstanding Options, (iii) shares of Common Stock used to pay withholding taxes related to outstanding Options, Stock Appreciation Rights, Restricted Stock Units, or Restricted Stock Awards, or (iv) shares of Common Stock repurchased on the open market with the proceeds of the Option Exercise Price. Notwithstanding the foregoing, the number of shares of Common Stock available for issuance under the Plan shall automatically increase by an amount such that on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2016, the number of shares of Common Stock reserved and available for issuance under the Plan shall represent ten percent (10%) of the total number of shares of Common Stock outstanding on the last trading day in December of the immediately preceding calendar year less 3,949,500 shares.

Section 4.02      Changes in Capital Structure. In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, reverse stock split, reclassification, stock dividend, or other change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares subject to this Plan, the number and kind of shares and the price per share subject to or covered by outstanding Option Exercise Documents, Restricted Stock Award Agreement, Restricted Stock Unit Agreement or Stock Appreciation Right Agreement and the limit on the number of shares under Section 3.03, all in order to preserve, as nearly as practical, but not to increase, the benefits to Participants.

ARTICLE 5.
OPTIONS

Section 5.01      Grant of Stock Options. The Administrator shall have the right to grant pursuant to this Plan, Options subject to such terms, restrictions, and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued provision of Service or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria, which require the Administrator to certify in writing whether and the extent to which such Performance Criteria were achieved.

Section 5.02      Option Exercise Documents. Each Option granted pursuant to this Plan shall be evidenced by Option Exercise Documents which shall specify the number of shares subject thereto, vesting provisions relating to such Option, the Exercise Price per share, and whether the Option is an Incentive Option or Nonqualified Option. As soon as is practical following the grant of an Option, Option Exercise Documents shall be duly executed and delivered by or on behalf of the Company to the Optionee to whom such Option was granted. Each Option Exercise Document shall be in such form and contain such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable.

Section 5.03      Exercise Price. The Exercise Price per share of Common Stock covered by each Option shall be determined by the Administrator, subject to the following: (a) the Exercise Price of an Incentive Option shall not be less than 100% of Fair Market Value on the date the Incentive Option is granted, (b) the Exercise Price of a Nonqualified Option shall not be less than 100% of Fair Market Value on the date the Nonqualified Option is granted, and (c) if the person to whom an Incentive Option is granted is a 10% Stockholder on the date of grant, the Exercise Price shall not be less than 110% of Fair Market Value on the date the Incentive Option is granted. However, an Option may be granted with an Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Sections 409A and 424 of the Code.

Section 5.04      Payment of Exercise Price. Payment of the Exercise Price shall be made upon exercise of an Option and may be made, in the discretion of the Administrator, subject to any legal restrictions, by: (a) cash; (b) check; (c) the surrender of shares of Common Stock owned by the Optionee (provided that shares acquired pursuant to the exercise of options granted by the Company must have been held by the Optionee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes), which surrendered shares shall be valued at Fair Market Value as of the date of such exercise; (d) the cancellation of indebtedness of the Company to the Optionee; (e) the waiver of compensation due or accrued to the Optionee for services rendered; (f) provided that a public market for the Common Stock exists, a “same day sale” commitment from the Optionee and a FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the shares so purchased to pay for the Exercise Price and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; (g) provided that a public market for the Common Stock exists, a “margin” commitment from the Optionee and a FINRA Dealer whereby the Optionee irrevocably elects to exercise the Option and to pledge the shares so purchased to the FINRA Dealer in a margin account as security for a loan from the FINRA Dealer in the amount of the Exercise Price, and whereby the FINRA Dealer irrevocably commits upon receipt of such shares to forward the Exercise Price directly to the Company; or (h) any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by applicable law and approved by the Administrator.

Section 5.05      Term and Termination of Options. The term and provisions for termination of each Option shall be as fixed by the Administrator, but no Option may be exercisable more than ten (10) years after the date it is granted. An Incentive Option granted to a person who is a 10% Stockholder on the date of grant shall not be exercisable more than five (5) years after the date it is granted.

Section 5.06      Vesting and Exercise of Options. Each Option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more Performance Criteria, as shall be determined by the Administrator.

Section 5.07      Annual Limit on Incentive Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Options granted under this Plan and any other plan of the Company or any Affiliated Company become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000.

Section 5.08      Restrictions. Options may not be sold, pledged or otherwise encumbered or disposed of and shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order entered by a court in settlement of marital property rights, except as specifically provided in the Stock Option Agreement or as authorized by the Administrator, and subject to Section 13.01 of this Plan.

Section 5.09      Effect of Termination of Service, Death, or Disability.

a)      Unless otherwise provided by the Administrator, any unvested Options held by the Optionee at the time of termination of Service, Disability or death, will expire immediately upon the occurrence of any such event.

b)      The following provisions shall govern the exercise of any vested Options held by the Optionee at the time of termination of Service, Disability, or death:

(1)      Should the Optionee’s Service be terminated for cause, then the Options shall terminate on the date Service is terminated.

(2)      Should the Optionee’s Service be terminated for Disability, then the Optionee shall have a period of six (6) months following the date of such termination during which to exercise each outstanding Option held by such Optionee at the time of Disability.

(3)      If the Optionee dies while holding an outstanding Option, then the personal representative of his or her estate or the person or persons to whom the Option is transferred pursuant to the Optionee’s will or the laws of inheritance shall have six (6) months following the date of the Optionee’s death to exercise such Option.

(4)      Should Optionee’s Service be terminated by reason other than for cause, Disability, or death, then the Optionee shall have a period of thirty (30) days following the date of such termination during which to exercise each outstanding Option held by such Optionee.

(5)      Under no circumstances, however, shall any such Option be exercisable after the specified expiration of the Option term.

(6)      During the applicable post-Service exercise period, the Option may not be exercised in the aggregate for more than the number of vested shares for which the Option is exercisable on the date of the Optionee’s termination of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the Option term, the Option shall terminate and cease to be outstanding for any Option which has not been exercised.

c)      The Administrator shall have the discretion, exercisable either at the time an Option is granted or at any time while the Option remains outstanding, to provide either or both of the following, in whole or in part as to any Options:

(1)      extend the period of time for which the Option is to remain exercisable following Optionee’s termination of Service or death from the limited period otherwise in effect for that Option to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the expiration of the Option term;

(2)      permit the Option to be exercised, during the applicable post-termination exercise period, not only with respect to the number of vested shares of Common Stock for which such Option is exercisable at the time of the Optionee’s termination of Service but also with respect to one or more additional installments in which the Optionee would have vested under the Option had the Optionee continued Service.

Section 5.10      Rights as a Stockholder. An Optionee or permitted transferee of an Option shall have no rights or privileges as a stockholder with respect to any shares covered by an Option until such Option has been duly exercised and certificates representing shares purchased upon such exercise have been issued to such person.

ARTICLE 6.
RESTRICTED STOCK UNITS

Section 6.01      Grants of Restricted Stock Units. The Administrator shall have the right to grant pursuant to this Plan Restricted Stock Units subject to such terms, restrictions, and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria, which require the Administrator to certify in writing whether and the extent to which such Performance Criteria were achieved.

Section 6.02      Restricted Stock Unit Agreements. A Participant shall have no rights with respect to the Restricted Stock Units covered by a Restricted Stock Unit Agreement until the Participant has executed and delivered to the Company the applicable Restricted Stock Unit Agreement. Each Restricted Stock Unit Agreement shall be in such form, and shall set forth such other terms, conditions, and restrictions of the Restricted Stock Unit Agreement, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each such Restricted Stock Unit Agreement may be different from each other Restricted Stock Unit Agreement.

Section 6.03      Vesting of Restricted Stock Units. The Restricted Stock Unit Agreement shall specify the date or dates, the performance goals, if any, established by the Administrator with respect to one or more Performance Criteria that must be achieved, and any other conditions on which the Restricted Stock Units may vest. Except as otherwise provided by the Administrator, should the Participant cease to remain in Service while holding one or more unvested Restricted Stock Units, should the performance objectives not be attained with respect to one or more such unvested Restricted Stock Units, or in the event of the death or Disability of the Participant, then those Restricted Stock Units shall be immediately surrendered to the Company for cancellation, and the Participant shall have no further shareholder rights with respect to those Restricted Stock Units.

Section 6.04      Form and Timing of Settlement. Settlement in respect of vested Restricted Stock Units will be automatic upon vesting thereof. Payment in respect thereof will be made no later than thirty (30) days thereafter and may, in the discretion of the Administrator, be in cash, shares of Common Stock of equivalent Fair Market Value as of the date of exercise, or a combination of both, except as specifically provided in the Restricted Stock Unit Agreement.

Section 6.05      Rights as a Stockholder. Holders of Restricted Stock Units shall have no rights or privileges as a stockholder with respect to any shares of Common Stock covered thereby unless and until they become owners of shares of Common Stock following settlement in respect of such Restricted Stock Units, in whole or in part, in shares of Common Stock pursuant to their respective Restricted Stock Unit Agreements and the terms and conditions of the Plan.

Section 6.06      Restrictions. Restricted Stock Units may not be sold, pledged or otherwise encumbered or disposed of and shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order entered by a court in settlement of marital property rights, except as specifically provided in the Restricted Stock Unit Agreement or as authorized by the Administrator, and subject to Section 13.01 of this Plan.

ARTICLE 7.
STOCK APPRECIATION RIGHTS

Section 7.01      Grants of Stock Appreciation Rights. The Administrator shall have the right to grant pursuant to this Plan, Stock Appreciation Rights subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, continued employment or the achievement of specified performance goals or objectives established by the Administrator with respect to one or more Performance Criteria, which require the Administrator to certify in writing whether and the extent to which such Performance Criteria were achieved.

Section 7.02      Stock Appreciation Right Agreements. A Participant shall have no rights with respect to the Stock Appreciation Rights covered by a Stock Appreciation Right Agreement until the Participant has executed and delivered to the Company the applicable Stock Appreciation Right Agreement. Each Stock Appreciation Right Agreement shall be in such form, and shall set forth the Base Price and such other terms, conditions and restrictions of the Stock Appreciation Right Agreement, not inconsistent with the provisions of this Plan, as the Administrator shall, from time to time, deem desirable. Each such Stock Appreciation Right Agreement may be different from each other Stock Appreciation Right Agreement.

Section 7.03      Base Price. The Base Price per share of Common Stock covered by each Stock Appreciation Right shall be determined by the Administrator and will be not less than 100% of Fair Market Value on the date the Stock Appreciation Right is granted. However, a Stock Appreciation Right may be granted with a Base Price lower than that set forth in the preceding sentence if such Stock Appreciation Right is granted pursuant to an assumption or substitution for another stock appreciation right in a manner satisfying the provisions of Section 409A of the Code.

Section 7.04      Term and Termination of Stock Appreciation Rights. The term and provisions for termination of each Stock Appreciation Right shall be as fixed by the Administrator, but no Stock Appreciation Right may be exercisable more than ten (10) years after the date it is granted.

Section 7.05 Vesting and Exercise of Stock Appreciation Rights. Each Stock Appreciation Right shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more Performance Criteria, as shall be determined by the Administrator.

Section 7.06      Effect of Termination of Service, Death, or Disability.

a)      Unless otherwise provided by the Administrator, any unvested Stock Appreciation Right held by the Participant at the time of termination of Service, Disability or death, will expire immediately upon the occurrence of any such event.

b)      The following provisions shall govern the exercise of any vested Stock Appreciation Right held by the Participant at the time of termination of Service, Disability, or death:

(1)      Should the Participant’s Service be terminated for cause, then the Stock Appreciation Rights shall terminate on the date Service is terminated.

(2)      Should the Participant’s Service be terminated for Disability, then the Participant shall have a period of six (6) months following the date of such termination during which to exercise each outstanding Stock Appreciation Right held by such Participant at the time of Disability.

(3)      If the Participant dies while holding an outstanding Stock Appreciation Right, then the personal representative of his or her estate or the person or persons to whom the Stock Appreciation Right is transferred pursuant to the Participant’s will or the laws of inheritance shall have six (6) months following the date of the Participant’s death to exercise such Stock Appreciation Right.

(4)      Should Participant’s Service be terminated by reason other than for cause, Disability, or death, then the Participant shall have a period of thirty (30) days following the date of such termination during which to exercise each outstanding Stock Appreciation Right held by such Participant.

(5)      Under no circumstances, however, shall any such Stock Appreciation Right be exercisable after the specified expiration of the Stock Appreciation Right term.

c)      The Administrator shall have the discretion, exercisable either at the time a Stock Appreciation Right is granted or at any time while the Stock Appreciation Right remains outstanding, to extend the period of time for which the Stock Appreciation Right is to remain exercisable following Participant’s termination of Service or death from the limited period otherwise in effect for that Stock Appreciation Right to such greater period of time as the Administrator shall deem appropriate, but in no event beyond the expiration of the Stock Appreciation Right term;

Section 7.07      Amount, Form and Timing of Settlement. Upon exercise of a Stock Appreciation Right, the Participant who holds such Stock Appreciation Right will be entitled to receive payment from the Company in an amount equal to the product of (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the Base Price per share of Common Stock covered by such Stock Appreciation Right and (b) the number of shares of Common Stock with respect to which such Stock Appreciation Right is being exercised. Payment in respect thereof will be made no later than thirty (30) days after such exercise, provided that such payment will be made in a manner such that no amount of compensation will be treated as deferred under Treasury Regulation Section 1.409A -1(b)(5)(i)(D). Such payment may, in the discretion of the Administrator, be in cash, shares of Common Stock of equivalent Fair Market Value as of the date of exercise, or a combination of both, except as specifically provided in the Stock Appreciation Right Agreement.

Section 7.08      Rights as a Stockholder. Holders of Stock Appreciation Rights shall have no rights or privileges as a stockholder with respect to any shares of Common Stock covered thereby unless and until they become owners of shares of Common Stock following settlement in respect of such Stock Appreciation Rights, in whole or in part, in shares of Common Stock pursuant to their respective Stock Appreciation Right Agreements and the terms and conditions of the Plan.

Section 7.09      Restrictions. Stock Appreciation Rights may not be sold, pledged or otherwise encumbered or disposed of and shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order entered by a court in settlement of marital property rights, except as specifically provided in the Stock Appreciation Right Agreement or as authorized by the Administrator, and subject to Section 13.01 of this Plan.

ARTICLE 8.
RESTRICTED STOCK AWARDS PROGRAM

Section 8.01      Restricted Stock Award Terms. Shares of Common Stock may be issued under the Restricted Stock Awards Program through direct and immediate issuances of Restricted Stock Awards without any intervening option grants. Each such stock grant shall be evidenced by a Restricted Stock Awards Agreement which complies with the terms specified below.

Section 8.02      Cost of Shares. Grants of Restricted Stock Awards under the Restricted Stock Awards Program shall be made at such cost as the Administrator shall determine and may be issued for no monetary consideration, subject to applicable state law.

Section 8.03      Vesting Provisions.

a)      Each Restricted Stock Award shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including without limitation the achievement of specified performance goals or objectives established with respect to one or more Performance Criteria, as shall be determined by the Administrator.

a)      Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested Restricted Stock Awards by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested Restricted Stock Awards and (ii) such escrow arrangements as the Administrator shall deem appropriate.

b)      Unless specified otherwise in the Restricted Stock Awards Agreement, the Participant shall have full shareholder rights with respect to any Restricted Stock Awards issued to the Participant under the Restricted Stock Awards Program, whether or not the Participant’s interest in those shares is vested, and accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

c)      Should the Participant cease to remain in Service while holding one or more unvested Restricted Stock Awards issued under the Restricted Stock Awards Program or should the performance objectives not be attained with respect to one or more such unvested Restricted Stock Awards, then those shares shall be immediately surrendered to the Company for cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant’s purchase-money indebtedness), the Company shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to such surrendered shares.

d)      The Administrator may in its discretion waive the surrender and cancellation of one or more unvested Restricted Stock Awards (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to such shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the Restricted Stock Awards as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

Section 8.04      Restrictions. Unvested Restricted Stock Awards may not be sold, pledged or otherwise encumbered or disposed of and shall not be assignable or transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order entered by a court in settlement of marital property rights, except as specifically provided in the Restricted Stock Award Agreement or as authorized by the Administrator, and subject to Section 13.01 of this Plan.

Section 8.05      Share Escrow/Legends. Stock certificates evidencing any unvested Restricted Stock Awards may, in the Administrator’s discretion, be held in escrow by the Company until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE 9.
ADMINISTRATION OF THE PLAN

Section 9.01      Administrator. Authority to control and manage the operation and administration of the Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more members of the Board (the “Committee”), each of whom shall meet the independence requirements under the then applicable rules, regulations or listing requirements of the principal exchange on which the Company’s shares of Common Stock are then listed or admitted to trading or as otherwise determined by the Board. Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. The Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 162(m) of the Code and Section 16 of the Exchange Act. As used herein, the term “Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

Section 9.02      Powers of the Administrator. In addition to any other powers or authority conferred upon the Administrator elsewhere in this Plan or by law, the Administrator shall have full power and authority: (a) to determine the persons to whom, and the time or times at which, Incentive Options, Nonqualified Options, Restricted Stock Units, Stock Appreciation Rights, or Restricted Stock Awards shall be granted, the number of shares to be represented by Option Exercise Documents, and the Exercise Price of such Options and the Base Price of such Stock Appreciation Rights; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Option Exercise Documents, Restricted Stock Awards Agreement, Restricted Stock Unit Agreement, or Stock Appreciation Right Agreement; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Option Exercise Documents, Restricted Stock Awards Agreement, Restricted Stock Unit Agreement, or Stock Appreciation Right Agreement under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Exercise Documents, Restricted Stock Awards Agreement, Restricted Stock Unit Agreement, or Stock Appreciation Right Agreement; (g) to accelerate the vesting of any Option, Restricted Stock Unit, Stock Appreciation Right, or Restricted Stock Award; (h) to extend the expiration date of any Option Exercise Documents, Restricted Stock Awards Agreement, Restricted Stock Unit Agreement, or Stock Appreciation Right Agreement; (i) subject to Section 9.03, to amend outstanding Option Exercise Documents, Restricted Stock Awards Agreement, Restricted Stock Unit Agreement, or Stock Appreciation Right Agreement to provide for, among other things, any change or modification which the Administrator could have included in the original agreement or in furtherance of the powers provided for herein; and (j) to make all other determinations necessary or advisable for the administration of this Plan, but only to the extent not contrary to the express provisions of this Plan. Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under this Plan shall be final and binding on the Company and all Participants. Notwithstanding any term or provision in this Plan, the Administrator shall not have the power or authority, by amendment or otherwise to extend the expiration date of an Option, Restricted Stock Unit or Stock Appreciation Right beyond the tenth (10th) anniversary of the date such Option or Stock Appreciation Right was granted.

Section 9.03      Repricing Prohibited. Subject to Section 4.02, and except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spinoff, combination, or exchange of shares), neither the Committee nor the Board shall amend the terms of outstanding awards to reduce the Exercise Price of outstanding Options or the Base Price of outstanding Stock Appreciation Rights or cancel outstanding Options, Stock Appreciation Rights, or Restricted Stock Awards in exchange for cash, other awards or Options with an Exercise Price that is less than the Exercise Price of the original Options or Stock Appreciation Rights with a Base Price that is less than the Base Price of the original Stock Appreciation Rights, without approval of the Company’s stockholders, evidenced by a majority of votes cast.

Section 9.04      Limitation on Liability; Indemnification. No employee of the Company or member of the Board or Committee shall be subject to any liability with respect to duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any employee of the Company with duties under the Plan, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, by reason of such person’s conduct in the performance of duties under the Plan.

ARTICLE 10.
CHANGE IN CONTROL

Section 10.01      Options and Stock Appreciation Rights. Vesting of all outstanding Options or Stock Appreciation Rights shall accelerate automatically effective as of immediately prior to the consummation of the Change in Control. In connection with such acceleration, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Option or Stock Appreciation Right for an amount of cash or other property having a value equal to (i) with respect to each Option, the amount (or “spread”) by which, (x) the value of the cash or other property that the Optionee would have received pursuant to the Change in Control transaction in exchange for the shares issuable upon exercise of the Option had the Option been exercised immediately prior to the Change in Control, exceeds (y) the Exercise Price of the Option, and (ii) with respect to each Stock Appreciation Right, the value of the cash or other property that the Participant would have received had the Stock Appreciation Right been exercised immediately prior to the Change in Control. The Administrator shall have the discretion to provide in each Option Exercise Document other terms and conditions that relate to vesting of such Option or Stock Appreciation Right in the event of a Change in Control. The aforementioned terms and conditions may vary in each Option Exercise Document and may be different from and have precedence over the provisions set forth in this Section 10.01.

Section 10.02      Restricted Stock Units and Restricted Stock Awards. All Restricted Stock Units and unvested Restricted Stock Awards shall vest in full effective as of immediately prior to the consummation of the Change in Control. In connection with such acceleration, the Administrator in its discretion may provide, in connection with the Change in Control transaction, for the purchase or exchange of each Restricted Stock Unit or Restricted Share for an amount of cash or other property having a value equal to the value of the cash or other property that the Participant would have received had the Restricted Stock Unit or Restricted Share vested immediately prior to the Change in Control. The Administrator shall have the discretion to provide in each agreement other terms and conditions that relate to vesting of such Restricted Stock Units and Restricted Stock Awards in the event of a Change in Control. The aforementioned terms and conditions may vary in each agreement, and may be different from and have precedence over the provisions set forth in this Section 10.02.

ARTICLE 11.
AMENDMENT AND TERMINATION OF THE PLAN

Section 11.01      Amendments. The Board may from time to time alter, amend, suspend or terminate this Plan in such respects as the Board may deem advisable. No such alteration, amendment, suspension or termination shall be made which shall substantially affect or impair the rights of any Participant under an outstanding Option Exercise Documents, Restricted Stock Awards Agreement, Restricted Stock Unit Agreement, and Stock Appreciation Right Agreement without such Participant’s consent. The Board may alter or amend the Plan to comply with requirements under the Code relating to Incentive Options or other types of options which gives Optionees more favorable tax treatment than that applicable to Options granted under this Plan as of the date of its adoption. Upon any such alteration or amendment, any outstanding Option granted hereunder may, if the Administrator so determines and if permitted by applicable law, be subject to the more favorable tax treatment afforded to an Optionee pursuant to such terms and conditions. The Plan Administrator may revise or amend the grant forms attached to this Plan.

Section 11.02      Plan Termination. Unless this Plan shall theretofore have been terminated, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date and no Options, Restricted Stock Units, Stock Appreciation Rights, or Restricted Stock Awards may be granted under the Plan thereafter, but Option Exercise Documents, Restricted Stock Awards Agreement, Restricted Stock Unit Agreements, and Stock Appreciation Right Agreements then outstanding shall continue in effect in accordance with their respective terms.

ARTICLE 12.
TAXES

Section 12.01      Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options, Restricted Stock Units, Stock Appreciation Rights, or Restricted Stock Awards. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Option or Stock Appreciation Right or vesting of a Restricted Stock Unit or Restricted Share, or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant’s tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.

Section 12.02      Compliance with Section 409A of the Code. Options, Restricted Stock Units, Stock Appreciation Rights, and Restricted Stock Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Option Exercise Document, Restricted Stock Awards Agreement, Restricted Stock Unit Agreement, and Stock Appreciation Right Agreement is intended to meet the requirements of Section 409A of the Code and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Option, Restricted Stock Unit, Stock Appreciation Right, or Restricted Stock Award, or grant, payment, settlement or deferral thereof is subject to Section 409A of the Code such Option, Restricted Stock Unit, Stock Appreciation Right, or Restricted Share will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral thereof will not be subject to the additional tax or interest applicable under Section 409A of the Code.

ARTICLE 13.
MISCELLANEOUS

Section 13.01      Involuntary Transfer. In the event of any transfer by operation of law or other involuntary transfer (including divorce or death) of all or a portion of any awards or shares granted pursuant to this Plan, whether vested or unvested, held by the record holder thereof, the Company shall have the right to purchase all of the awards or shares transferred at the greater of the purchase price paid by purchaser or the Fair Market Value of the awards or shares (as determined by the Board of Directors) on the date of transfer. Upon such a transfer, the person acquiring the awards or shares shall promptly notify the Secretary of the Company of such transfer. The right to purchase such awards or shares shall be provided to the Company for a period of thirty (30) days following receipt by the Company of written notice by the person acquiring the awards or shares. Within thirty (30) days of receiving notice of the transfer or proposed transfer, the Company shall notify the purchaser/acquirer or his or her executor of the price. If the purchaser/acquirer does not agree with the Company’s valuation, the purchaser/acquirer may have the valuation determined by an independent appraiser to be mutually agreed upon and paid for by the purchaser/acquirer and the Company.

Section 13.02      Shareholder Approval of the Plan. The Plan shall be approved by a majority of the outstanding securities entitled to vote at a duly called meeting or by majority written consent by the later of (i) within twelve (12) months before or after the date the Plan is adopted, or (ii) prior to or within twelve (12) months of the granting of any Incentive Options or Nonqualified Options, or the issuance of any Restricted Stock Units, Stock Appreciation Rights, or Restricted Stock Awards. If any Incentive Options or Nonqualified Options is exercised, or any Restricted Stock Units, Stock Appreciation Rights, or Restricted Stock Awards is issued before security holder approval is obtained shall be rescinded if security holder approval is not obtained in the manner described in the preceding sentence.

Section 13.03      Excess Awards. Awards may be granted under the Plan which are in each instance in excess of the number of shares of Common Stock then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained shareholder approval of an amendment or increase pursuant to Section 4.01 sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such shareholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Company shall promptly refund to the Participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically canceled and cease to be outstanding.

Section 13.04      Benefits Not Alienable. Other than as provided above, benefits under this Plan may not be assigned or alienated, whether voluntarily or involuntarily. Any unauthorized attempt at assignment, transfer, pledge or other disposition shall be without effect.

Section 13.05      No Enlargement of Employee Rights. This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Participant to be consideration for, or an inducement to, or a condition of, the employment of any Participant. Nothing contained in the Plan shall be deemed to give the right to any Participant to be retained as an employee of the Company or any Affiliated Company or to interfere with the right of the Company or any Affiliated Company to discharge any Participant at any time.

Section 13.06      Application of Funds. The proceeds received by the Company from the sale of Common Stock pursuant to Option Exercise Documents, except as otherwise provided herein, will be used for general corporate purposes.

Section 13.07      Annual Reports. During the term of this Plan, the Company will furnish to each Participant who does not otherwise receive such materials, copies of all reports, proxy statements and other communications that the Company distributes generally to its stockholders, including, but not limited to, financial statements.

Section 13.08      Choice of Law and Venue. The Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of Nevada. Acceptance of an award shall be deemed to constitute consent to the jurisdiction and venue of the courts located in the State of Nevada for all purposes in connection with any suit, action or other proceeding relating to such award, including the enforcement of any rights under the Plan or any agreement or other document, and shall be deemed to constitute consent to any process or notice of motion in connection with such proceeding being served by certified or registered mail or personal service within or without the State of Nevada, provided a reasonable time for appearance is allowed.

Section 13.09      Rule 16b-3. With respect to Participants subject to Rule 16b-3 of the Exchange Act, transactions under the Plan are intended to comply with all applicable provisions of Rule 16b-3. To the extent any provision of the Plan or action by the Plan Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan Administrator.

Section 13.10      Relationship to Other Plans. Nothing in this Plan shall prevent the Company or any Affiliated Company from adopting or continuing other or additional compensation arrangements, including without limitation plans providing for the granting of options, restricted stock units, stock appreciation rights, restricted stock awards, or other equity awards. Grants under the Plan may form a part of or otherwise be related to such other or additional compensation arrangements.

Attachments:

1.	Grant of Stock Option form
2.	Option Exercise Form and the Grant Form
3.	Restricted Stock Award Agreement form
4.	Restricted Stock Unit Agreement form